The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 6, 2016

PRICING SUPPLEMENT NO. Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-199966 Dated January , 2016

JPMorgan Chase & Co. Trigger Digital Optimization Securities

Linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index due on or about January 10, 2019

Investment Description
Trigger Digital Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with a return linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index (each an "Index" and together the "Indices"). If the Final Index Level of each Index is greater than or equal to its Trigger Level, JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the Digital Return of at least 15.00%, regardless of any appreciation of either Index. If the Final Index Level of either Index is less than its Trigger Level, you will not receive a Digital Return and JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the closing level of the Index with the lower Index Return (the "Lesser Performing Index") from the Trade Date to the Final Valuation Date. You will be exposed to the market risk of each Index and any decline in the level of one Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Index. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Indices, and the Securities will not pay interest. Generally, a higher Digital Return is associated with a greater risk of loss. The Digital Return, including any contingent repayment of principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any Digital Return or repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

Digital Return Feature — If the Final Index Level of each Index is greater than or equal to its Trigger Level, JPMorgan Chase will repay the principal amount at maturity plus pay a return equal to the Digital Return, regardless of any appreciation of either Index.

Contingent Downside Market Exposure at Maturity — If the Final Index Level of either Index is less than its Trigger Level, you will not receive a Digital Return and JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the closing level of the Lesser Performing Index from the Trade Date to the Final Valuation Date. You may lose some or all of your principal. The Digital Return, including any contingent repayment of principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any Digital Return or repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	January 6, 2016
	Original Issue Date (Settlement Date)[1]	January 11, 2016
	Final Valuation Date[2]	January 4, 2019
	Maturity Date[2]	January 10, 2019
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same. The Initial Index Level of each Index is the closing level of that Index on January 4, 2016 and is not the closing level of that Index on the Trade Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings" and "General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Trigger Digital Optimization Securities linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index. The Securities are offered for a minimum investment of 100 Securities at the price to public described below. The Digital Return will be finalized on the Trade Date and provided in the pricing supplement. The actual Digital Return is expected to be, but will not be less than, the minimum Digital Return listed below, but you should be willing to invest in the Securities if the Digital Return were set equal to the minimum Digital Return.

Index	Digital Return	Initial Index Level*	Trigger Level**	CUSIP / ISIN
S&P 500® Index (Bloomberg ticker: SPX)	At least 15.00%	2,012.66	1,172.37, which is 58.25% of the Initial Index Level	48128A517 / US48128A5175
Russell 2000® Index (Bloomberg ticker: RTY)		1,108.624	645.773, which is 58.25% of the Initial Index Level

*The Initial Index Level of each Index is the closing level of that Index on January 4, 2016 and is not the closing level of that Index on the Trade Date.

** Rounded to two decimal places for the S&P 500® Index and rounded to three decimal places for the Russell 2000® Index

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-1a-I and underlying supplement no. 1a-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index		$10.00		$0.25		$9.75

[1]	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10 principal amount Security. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Plan of Distribution" in this pricing supplement.

If the Securities priced today and assuming a Digital Return equal to the minimum Digital Return listed above and a Trigger Level equal to the maximum Trigger Level listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.572 per $10 principal amount Security. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.472 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
♦	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this pricing supplement, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Lesser Performing Index.

♦You are willing to accept the individual market risk of each Index and understand that any decline in the level of one Index will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Index.

♦You believe the level of each Index will not close below its Trigger Level on the Final Valuation Date and will not increase by a greater percentage than the Digital Return over the term of the Securities.

♦You understand and accept that you will not participate in any appreciation of in the level of either Index and your potential return is limited by the Digital Return.

♦You would be willing to invest in the Securities if the Digital Return were set equal to the minimum Digital Return indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Indices.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Indices.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You understand and accept the risks associated with the Indices.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any Digital Return or repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment , or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Lesser Performing Index.

♦You are unwilling to accept the individual market risk of each Index or do not understand that any decline in the level of one Index will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Index.

♦You believe the level of either Index will close below its Trigger Level on the Final Valuation Date or will increase by a greater percentage than the Digital Return over the term of the Securities.

♦You seek an investment that participates in any appreciation in the level of either or both of the Indices or that has unlimited return potential.

♦You would be unwilling to invest in the Securities if the Digital Return were set equal to the minimum Digital Return indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Indices.

♦You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Indices.

♦You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦You do not understand or accept the risks associated with the Indices.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any Digital Return or repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement, "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I for risks related to an investment in the Securities. For more information on the Indices, please see the sections titled "The S&P 500® Index" and "The Russell 2000® Index" below.

Indicative Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Indices:	S&P 500® Index Russell 2000® Index
Term[1]:	Approximately 3 years
Payment at Maturity (per $10 principal amount Security):

If the Final Index Level of each Index is greater than or equal to its Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Digital Return)

If the Final Index Level of either Index is less than its Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Lesser Performing Index Return)

In this scenario, you will not receive any Digital Return, you will be exposed to the decline of the Lesser Performing Index and you will lose some or all of your principal amount in an amount proportionate to the negative Lesser Performing Index Return.

Index Return:	With respect to each Index: (Final Index Level - Initial Index Level) Initial Index Level
Lesser Performing Index:	The Index with the lower Index Return
Lesser Performing Index Return:	The lower of the Index Returns of the Indices
Digital Return:	At least 15.00%. The actual Digital Return will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, 15.00%.
Initial Index Level:	With respect to each Index, the closing level of that Index on January 4, 2016, which was 2,012.66 for the S&P 500® Index and 1,108.624 for the Russell 2000® Index. The Initial Index Level of each Index is not the closing level of that Index on the Trade Date.
Final Index Level:	The closing level of the Index on the Final Valuation Date
Trigger Level[2]:	With respect to each Index, 58.25% of its Initial Index Level, which was 1,172.37 with respect to the S&P 500® Index and 645.773 with respect to the Russell® 2000 Index

1 See footnote 1 under "Key Dates" on the front cover

2 Rounded to two decimal places for the S&P 500® Index and rounded to three decimal places for the Russell 2000® Index

Investment Timeline
January 4, 2016	The Initial Index Level of each Index is observed and the Trigger Level of each Index is determined.

Trade Date	The Digital Return is finalized.

Maturity Date

The Final Index Level and the Index Return of each Index is determined.

If the Final Index Level of each Index is greater than or equal to its Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 ×Digital Return)

If Final Index Level of either Index is less than its Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Lesser Performing Index Return)

Under these circumstances, you will be exposed to the decline of the Lesser Performing Index and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH INDEX AND ANY DECLINE IN THE LEVEL OF ONE INDEX MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVEL OF THE OTHER INDEX. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY DIGITAL RETURN OR REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes, as more fully described in "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments" in the accompanying product supplement no. UBS-1a-I. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as "FATCA" may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. UBS-1a-I, recently promulgated Treasury regulations imposing a withholding tax on certain "dividend equivalents" under certain "equity linked instruments" will not apply to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in either or both of the Indices. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I and the "Risk Factors" section of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Final Index Level of either Index is less than its Trigger Level, you will not receive any Digital Return and will instead be exposed to the full decline of the Lesser Performing Index and lose some or all of your principal amount in an amount proportionate to the negative Lesser Performing Index Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any Digital Return or repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Appreciation Potential of the Securities Is Limited by the Digital Return — The appreciation potential of the Securities is limited by the Digital Return. The Digital Return will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the minimum Digital Return indicated on the front cover of this pricing supplement. If the Final Index Level of each Index is greater than its Trigger Level, at maturity, JPMorgan Chase will repay your principal amount, plus a return equal to the Digital Return, regardless of any appreciation of the Fund. Accordingly, the appreciation potential of the Securities will be limited by the Digital Return even if the Index Return of either Index is greater than the Digital Return.
♦	The Digital Return and Any Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive will likely not reflect the full economic value of the Digital Return or the Securities themselves. You may have to sell your Securities at a loss even if the level of each Index is greater than its Trigger Level at the time of sale. Further, the return you realize may be less than the Index Return of either Index, even if that return is positive and less than the Digital Return. You can receive the full benefit of the Digital Return, including any contingent repayment of principal, from us only if you hold your Securities to maturity.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
♦	Because the Securities Are Linked to the Lesser Performing Index, You Are Exposed to Greater Risks of Sustaining a Significant Loss on Your Investment at Maturity Than If the Securities Were Linked to a Single Index — The risk that you will lose some or all of your initial investment in the Securities at maturity is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of a single Index. With two Indices, it is more likely that the closing level of either Index will be less than its Trigger Level on the Final Valuation Date. Therefore it is more likely that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Indices may not be correlated. If the performance of the Indices is not correlated, or is negatively correlated, the potential for one Index to close below its Trigger Level on the Final Valuation Date is even greater. Although the correlation of the Indices' performance may change over the term of the Securities, the Digital Return is determined, in part, based on the correlation of the Indices' performance at the time when the terms of the Securities are finalized. A higher Digital Return is generally associated with lower correlation of the Indices, which reflects a greater potential for loss on your investment at maturity.
♦	You Are Exposed to the Risk of Decline in the Level of Each Index — Your return on the Securities and your payment at maturity, if any, is not linked to a basket consisting of the Indices. Your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to either of the Indices. In addition, the performance of the Indices may not be correlated. Poor performance by any of the Indices over the term of the Securities may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the value of each Index.
♦	Your Payment at Maturity May Be Determined By the Lesser Performing Index — Because the payment at maturity will be determined based on the performance of the Lesser Performing Index, you will not benefit from the performance of the other Index. Accordingly, if the Final Index Level of either Index is less than its Trigger Level, you will lose some or all of your principal amount at maturity, even if the Final Index Level of the other Index is greater than or equal to its Initial Index Level.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks.
♦	The Probability That the Final Index Level of Either Index Will Fall Below Its Trigger Level on the Final Valuation Date Will Depend on the Volatility of That Index — "Volatility" refers to the frequency and magnitude of changes in the level of an Index. Greater expected volatility with respect to an Index reflects a higher expectation as of the Trade Date that the level of that Index could close below its Trigger Level on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Digital Return is a fixed return and depends in part on this expected volatility. A higher Digital Return is generally associated with greater expected volatility. However, each Index's volatility can change significantly over the term of the Securities. The level of either Index could fall sharply, which could result in a significant loss of principal.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the levels of the Indices;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities included in the Indices;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Indices — Investing in the Securities is not equivalent to investing in the stocks included in the Indices. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Indices, such as voting rights, dividend payments or other distributions.
♦	We Cannot Control Actions by the Sponsor of Either Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of either Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Index. The index sponsor of each Index is not involved in these Security offerings in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Indices — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Indices and received the dividends on the stock included in the Indices. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Index Levels, which reflect the closing levels of the Indices on the Final Valuation Date, without taking into consideration the value of dividends on the stock included in the Indices.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Indices and could affect the level of an Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Indices — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Indices or in futures, options or other derivative products on the Indices may adversely affect the market value of the Indices and, therefore, the market value of the Securities.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Digital Return will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the Digital Return.

Risks Relating to the Index

♦	We Are Currently One of the Companies that Make Up the S&P 500® Index — We are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the S&P 500® Index and the Securities.
♦	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10 principal amount Security for a hypothetical range of Lesser Performing Index Returns from -100.00% to +100.00% and assume an Initial Index Level for the Lesser Performing Index of 100, a Trigger Level for the Lesser Performing Index of 58.25 and a Digital Return of 15.00%. The hypothetical Initial Index Level for the Lesser Performing Index of 100 and the resulting Trigger Level for the Lesser Performing Index of 58.25 have been chosen for illustrative purposes only and do not represent the actual Initial Index Level or Trigger Level of either Index. The actual Initial Index Level and the resulting Trigger Level of each Index are based on the closing level of that Index on January 4, 2016 and are specified on the cover of this pricing supplement. For historical data regarding the actual closing levels of the Indices, please see the historical information set forth under "The Indices" in this pricing supplement. The actual Digital Return will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 15.00%. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Index Levels, the Trigger Levels and the Digital Return to be finalized on the Trade Date and provided in the pricing supplement and the Final Index Levels which will be determined on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Index Level of the Lesser Performing Index	Lesser Performing Index Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.000	100.000%	$11.5000	15.000%
190.000	90.000%	$11.5000	15.000%
180.000	80.000%	$11.5000	15.000%
170.000	70.000%	$11.5000	15.000%
160.000	60.000%	$11.5000	15.000%
150.000	50.000%	$11.5000	15.000%
140.000	40.000%	$11.5000	15.000%
130.000	30.000%	$11.5000	15.000%
120.000	20.000%	$11.5000	15.000%
115.000	15.000%	$11.5000	15.000%
110.000	10.000%	$11.5000	15.000%
105.000	5.000%	$11.5000	15.000%
100.000	0.000%	$11.5000	15.000%
95.000	-5.000%	$11.5000	15.000%
90.000	-10.000%	$11.5000	15.000%
80.000	-20.000%	$11.5000	15.000%
70.000	-30.000%	$11.5000	15.000%
60.000	-40.000%	$11.5000	15.000%
58.250	-41.750%	$11.5000	15.000%
58.249	-41.751%	$5.8249	-41.751%
50.000	-50.000%	$5.0000	-50.000%
40.000	-60.000%	$4.0000	-60.000%
30.000	-70.000%	$3.0000	-70.000%
20.000	-80.000%	$2.0000	-80.000%
10.000	-90.000%	$1.0000	-90.000%
0.000	-100.000%	$0.0000	-100.000%

Example 1 — The level of the Lesser Performing Index increases by 5% from the Initial Index Level of 100 to the Final Index Level of 105.

Because the Final Index Level of the Lesser Performing Index is greater than its Trigger Level, JPMorgan Chase will pay you your principal amount plus a return equal to the Digital Return of 15.00%, resulting in a payment at maturity of $11.50 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Digital Return)
$10.00 + ($10.00 × 15.00%) = $11.50

Example 2 — The level of the Lesser Performing Index increases by 60% from the Initial Index Level of 100 to the Final Index Level of 160.

Because the Final Index Level of the Lesser Performing Index is greater than its Trigger Level and even though the Lesser Performing Index Return is 60%, JPMorgan Chase will pay you your principal amount plus a return equal to only the Digital Return of 15.00%, resulting in a payment at maturity of $11.50 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Digital Return)
$10.00 + ($10.00 × 15.00%) = $11.50

Example 3 — The level of the Lesser Performing Index decreases by 10% from the Initial Index Level of 100 to the Final Index Level of 90.

Even though the Lesser Performing Index Return is negative, because the Final Index Level of the Lesser Performing Index is greater than its Trigger Level, JPMorgan Chase will pay you your principal amount plus a return equal to the Digital Return of 15.00%, resulting in a payment at maturity of $11.50 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Digital Return)
$10.00 + ($10.00 × 15.00%) = $11.50

Example 4 — The level of the Lesser Performing Index decreases by 60% from the Initial Index Level of 100 to the Final Index Level of 40.

Because the Final Index Level of the Lesser Performing Index is less than its Trigger Level and the Lesser Performing Index Return is -60%, JPMorgan Chase will pay you a payment at maturity of $4.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 ×Lesser Performing Index Return)
$10.00 + ($10.00 × -60.00%) = $4.00

If the Final Index Level of either Index is less than its Trigger Level, investors will not receive any Digital Return and instead will be exposed to the negative Lesser Performing Index Return at maturity, resulting in a loss of principal that is proportionate to the Lesser Performing Index's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount. You will be exposed to the market risk of each Index and any decline in the level of one Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Index.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Indices

Included on the following pages is a brief description of the Indices. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing levels of each Index. This information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015. Partial data is provided for the first calendar quarter of 2016. We obtained the closing levels information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical levels of either Index as an indication of future performance.

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under "Equity Index Descriptions — The S&P 500® Index" in the accompanying underlying supplement no. 1a-I.

Historical Information Regarding the S&P 500® Index

The following table sets forth the quarterly high and low closing levels of the S&P 500® Index, based on daily closing levels of the Index as reported by Bloomberg, without independent verification. The closing level of the S&P 500® Index on January 5, 2016 was 2,016.71. We obtained the closing levels of the S&P 500® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011		1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011		1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011		1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011		1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012		1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012		1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012		1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012		1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013		1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013		1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013		1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013		1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014		1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014		1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014		2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014		2,090.57	1,862.49	2,058.90
1/1/2015	3/31/2015		2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015		2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015		2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015		2,109.79	1,923.82	2,043.94
1/1/2016	1/5/2016	*	2,016.71	2,012.66	2,016.71

*As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 1, 2016 through January 5, 2016. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the daily performance of the S&P 500® Index from January 3, 2006 through January 5, 2016, based on information from Bloomberg, without independent verification. The dotted line represents the Trigger Level of 1,172.37, equal to 58.25% of the closing level of the S&P 500® Index on January 4, 2016.

Past performance of the Index is not indicative of the future performance of the S&P 500® Index.

The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under "Equity Index Descriptions — The Russell Indices" in the accompanying underlying supplement no. 1a-I.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low closing levels of the Russell 2000® Index, based on daily closing levels of the Index as reported by Bloomberg, without independent verification. The closing level of the Russell 2000® Index on January 5, 2016 was 1,110.439. We obtained the closing levels of the Russell® Index above and below from Bloomberg, without independent verification. Although Russell Investments publishes the closing levels of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011		843.549	773.184	843.549
4/1/2011	6/30/2011		865.291	777.197	827.429
7/1/2011	9/30/2011		858.113	643.421	644.156
10/1/2011	12/31/2011		765.432	609.490	740.916
1/1/2012	3/31/2012		846.129	747.275	830.301
4/1/2012	6/30/2012		840.626	737.241	798.487
7/1/2012	9/30/2012		864.697	767.751	837.450
10/1/2012	12/31/2012		852.495	769.483	849.350
1/1/2013	3/31/2013		953.068	872.605	951.542
4/1/2013	6/30/2013		999.985	901.513	977.475
7/1/2013	9/30/2013		1,078.409	989.535	1,073.786
10/1/2013	12/31/2013		1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014		1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014		1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014		1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014		1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015		1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015		1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015		1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015		1,204.159	1,097.552	1,135.889
1/1/2016	1/5/2016	*	1,110.439	1,108.624	1,110.439

*As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 1, 2016 through January 5, 2016. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the daily performance of the Russell 2000® Index from January 3, 2006 through January 5, 2016, based on information from Bloomberg, without independent verification. The dotted line represents the Trigger Level of 645.773, equal to 58.25% of the closing level of the Russell 2000® Index on January 4, 2016.

Past performance of the Index is not indicative of the future performance of the Russell 2000® Index.

The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this pricing supplement for an illustration of the risk-return profile of the Securities and "The Indices" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.